Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into by and between Rubicon Technologies Holdings, LLC, a Delaware limited liability company (the “Company”), and Eric Thomas Bauer (the “Executive”) as of the date that the last party executes this Agreement (the “Effective Date”).

WHEREAS, Executive and the Company previously entered into an Employment Agreement (the “Original Employment Agreement”), dated December 6, 2024 (the “Original Effective Date”); and

WHEREAS, the Executive and the Company each desire to amend and restate the Original Employment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, each of the Executive and the Company agree upon the following terms of employment of Executive by the Company:

1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement, effective as of December 6, 2024 (the “Commencement Date”). The Executive’s employment shall be at-will and may be terminated by the Company or the Executive at any time, subject to the terms and provisions set forth in this Agreement. If the Executive chooses to leave the Company, then the Executive shall give the Company no less than 60 days’ prior written notice.

2. Title and Duties. The Executive will serve as Chief Financial Officer (“CFO”) of the Company. As CFO of the Company, the Executive shall report to the Company’s Chief Executive Officer (“CEO”) and Board of Directors (the “Board”) and perform duties consistent with the Executive’s position and as may be assigned by the CEO, the Board or the Board’s committees from time to time. The Executive shall perform his work at the Company’s principal place of business and the Executive understands and acknowledges that he will be required to travel from time to time as the needs of the Company require to fully perform his duties and responsibilities hereunder.

3. Full Time; Best Efforts. During the Executive’s employment with the Company, the Executive shall devote his full business time and efforts to the Company’s business affairs and use his best efforts to promote its interests. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position while employed by the Company except as may be expressly approved in advance by the Board in writing.

4. Compensation and Benefits.

(a) Salary. Commencing on the Commencement Date, the Company shall pay the Executive a base salary at the annual rate of $425,000 (as it may be increased from time to time, the “Salary”), as reduced by all payroll deductions required by law, in equal installments in accordance with the Company’s normal payroll practice and prorated during any partial year of employment. The Compensation Committee of the Board (the “Compensation Committee”) shall review the Salary annually and may, in its discretion, increase the Salary. References to the Compensation Committee shall refer to the Board, in the absence of a Compensation Committee.

(b) Performance Bonus. Subject to the Executive’s continued employment on the payment date, the Executive shall be provided for each calendar year an annual performance-based bonus (“Bonus”), with a target of 75% of the Executive’s then current Salary. The amount of the Bonus shall be determined based upon written targets related to Company and/or individual performance objectives, as determined by the Compensation Committee in its sole discretion; provided that, the Executive’s Bonus may be higher than the target, as determined by the Compensation Committee. The Company shall pay the Executive any Bonus owed as promptly as possible in the calendar year next following the calendar year for which the Bonus was earned (but no later than March 15 of such year); provided that the audited financial statements for such prior year have been completed. The Executive’s Bonus for 2024, to the extent earned, shall be prorated based on the number of days the Executive is employed by the Company during 2024 divided by 366.

(c) Benefits. The Executive shall be entitled to receive while employed by the Company any fringe benefits that are generally available to the Company’s executive employees in accordance with the then-existing terms and conditions of the Company’s policies (including without limitation, medical, dental, vacation and retirement benefits). Nothing herein shall in any way interfere with the Company’s right to terminate, modify or amend any benefit provided by the Company in accordance with its terms.

(d) Reimbursement of Expenses. The Executive shall receive prompt reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company, including all reasonable travel expenses, subject to the presentation of receipts or other appropriate documentation and approval by, and in accordance with the policies established by, the Board.

(e) LTIP. The Executive shall receive a long-term incentive plan award that in the base case should provide a cash-based incentive award equal to $2,500,000, which shall vest over a five-year period following the grant date or on the date of a Change in Control (as defined in the Rubicon Technologies, LLC 2022 Equity Incentive Plan) of the Company (if sooner), subject to the Executive’s continued employment through the applicable vesting date and the Company’s achievement of certain performance goals (the “Incentive Award”). The terms and conditions of the Incentive Award will be provided separately in an award agreement. For the avoidance of doubt, any future transaction between Rodina Management US Inc., a Delaware corporation, Rodina Merger Sub Inc., a Delaware corporation, and any of their affiliates, subsidiaries, partnerships or parents, on one hand, and the Company, on the other hand, or involving the Company, shall not constitute a Change in Control under this Agreement.

5. Termination of Employment.

(a) The Executive’s employment shall end upon the earliest to occur of (i) the Executive’s death or a termination of the Executive’s employment by the Company due to Disability (as defined below), (ii) a termination of the Executive’s employment by the Company for Cause (as defined below), (iii) a termination of the Executive’s employment by the Company without Cause, (iv) a resignation by the Executive of his employment with the Company for Good Reason (as defined below) or (v) a resignation by the Executive other than for Good Reason; provided, however, that (1) the Executive shall provide the Company with at least 60 days’ prior written notice of any separation under clause (v) above and if the Executive gives notice of resignation pursuant to clause (v), the Company may accept such resignation as of a date earlier than the end of the 60-day period and (2) the Company shall provide the Executive with at least 30 days’ prior written notice of any separation under clause (iii) above and in lieu of giving the Executive 30 days’ notice under clause (iii), the Company may provide pay in lieu of notice or put the Executive on “garden leave” for all or part of such period. Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have concurrently resigned from all other positions with the Company and its affiliates whether as an officer, director, employee, fiduciary, consultant or otherwise and shall execute any documents reasonably required to effectuate the foregoing and failure to do so shall result in a termination for Cause.

(b) Benefits Payable upon Separation.

(i) Death or Disability. In the event of the termination of the Executive’s employment (x) by the Company as a result of the Executive’s Disability or (y) on account of his death, the Company shall pay to the Executive’s estate, in a lump sum within 30 days following the date of termination, all earned but unpaid Salary through such date at the rate then in effect, any Bonus owed under Section 4(b) above and any earned but unused vacation and any properly accrued but unpaid expenses (the “Accrued Amounts”). The Executive shall also be entitled to any other earned and vested accrued benefits pursuant to any Company plan. The Executive shall not be entitled to receive any severance or separation pay or other compensation-based payments. Treatment of the Incentive Award in any such case shall be as set forth in the Executive’s award agreement.

(ii) Termination by the Company without Cause (excluding Disability) or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause (not including due to Disability) or by the Executive for Good Reason, in each case, on or after the one-year anniversary of the Commencement Date, the Company shall:

1. Pay the Accrued Amounts to the Executive, in a lump sum within 30 days following such termination; and

2. pay the Executive an amount equal to 9 months of Salary as of the termination date, such payments to be made in equal monthly installments over the 9-month period commencing as of the 60th day following the Executive’s employment termination date (the “Severance Payments”).

3. Treatment of the Incentive Award in any such case shall be as set forth in the Executive’s award agreement.

The Severance Payments are conditioned upon the Executive’s execution and delivery to the Company, within 60 days of the date of termination, of a fully effective release of claims (for which the applicable revocation period has expired) in favor of the Company and its respective affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”), in the Company’s customary form. All Severance Payments that would otherwise be paid prior to the 60th day after the Executive’s termination of employment shall be paid in a lump sum as soon as reasonably practicable following the 60th day after the Executive’s termination of employment. Further, the Severance Payments are in lieu of any other severance benefits or other compensation-based payments by the Company to the Executive and are subject to the Executive’s continued compliance with the terms of this Agreement including the restrictive covenants contained herein.

(iii) Termination by the Company with Cause or by the Executive without Good Reason. In the event of (x) a termination for Cause or (y) the Executive’s resignation without Good Reason, the Company shall pay the Accrued Amounts to the Executive in a lump sum within 30 days following such termination or resignation and the Executive shall not be entitled to receive any severance or separation pay or other compensation based payments. Treatment of the Incentive Award in any such case shall be as set forth in the Executive’s award agreement.

(c) Definitions. For the purposes of this Agreement, the following capitalized terms shall have the following meanings:

(i) “Cause” shall exist if any of the following occur: (A) the conviction of, or plea of nolo contendere by, the Executive to a (x) felony or (y) other crime involving moral turpitude; (B) fraud, embezzlement, theft, the misappropriation of funds, money, assets or other property of the Company or any of its subsidiaries, customers or suppliers by the Executive; (C) the attempt to willfully obtain any personal profit from any transaction in which the Executive has an interest not disclosed to the Board which is adverse to the interests of the Company; (D) reporting to work under the influence of alcohol or illegal drugs; (E) willful failure to perform duties, or gross negligence in the performance of the Executive’s duties and responsibilities, as reasonably directed by the Board, other than as a result of a Disability or other approved absence; (F) any intentional act or intentional omission improperly or illegally aiding or abetting a competitor, supplier or customer of the Company to the material disadvantage or detriment of the Company; (G) the Executive’s willful violation of the Company’s written policies (including, without limitation, sexual harassment); (H) the Executive’s material breach of this Agreement (which (if capable of cure) is not cured to the Board’s reasonable satisfaction within 10 days after written notice thereof to the Executive); or (I) any breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company (which (if capable of cure) is not cured to the Board’s reasonable satisfaction within 10 days after written notice thereof to the Executive).

(ii) “Disability” shall mean the Executive’s substantial inability, due to a physical or mental condition, to perform essential functions of his position, with or without accommodation, for a period of three consecutive months or for shorter periods aggregating six months during any 12-month period.

(iii) “Good Reason” shall exist if any of the following occur: (A) the Company breaches this Agreement in any material respect; (B) the Company reduces the Executive’s rate of Salary; (C) the Company materially reduces the Executive’s responsibilities; or (D) the Company changes the Executive’s current place of work to a location that increases his one-way commute by more than 50 miles; provided, however, that in each case, the Executive may not terminate his employment for Good Reason unless the Executive (i) provides the Company with 30 days advance written notice of his intent to resign for Good Reason, (ii) such notice is given within 30 days of the events or circumstances claimed to give rise to Good Reason, (iii) the Company fails to cure such alleged violation within 30 days after the Executive delivers such notice and (iv) if the Company fails to cure such alleged violation, the Executive must terminate his employment within 30 days following the end of the Company’s cure period.

6. Acknowledgements.

(a) The Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. The Executive acknowledges that Executive is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that Executive’s services are of special, unique and extraordinary value to the Company, its subsidiaries and affiliates. The Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

(b) The Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its affiliates now existing or to be developed in the future. The Executive expressly acknowledges and agrees that each and every commitment and restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area, in light of (i) the scope of the business of the Company and its affiliates, (ii) the importance of Executive to the business of the Company and its affiliates, (iii) Executive’s status as the CFO of the Company, (iv) Executive’s knowledge of the business of the Company and its affiliates and (v) Executive’s relationships with the Company’s investors, clients or customers. Accordingly, Executive agrees (x) to be bound by the provisions of Sections 7, 8, 9, 10 and 11, it being the intent and spirit that such provisions be valid and enforceable in all respects and (y) acknowledges and agrees that Executive shall not object to the Company (or any other intended third-party beneficiary of this Agreement) or any of their respective successors in interest enforcing Sections 7, 8, 9, 10 and 11 of this Agreement. The Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 7, 8, 9, 10, and 11 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

7. Noncompetition and Nonsolicitation.

(a) The Executive agrees that Executive shall not, directly or indirectly, whether by the Executive, through an affiliate or in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other Person:

(i) while an employee of the Company and during the period ending on the 12-month anniversary of the Executive’s date of termination of employment, engage, directly or indirectly, in activities or businesses (including, without limitation, by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) within the United States (including its territories or possessions), and/or other territories (in which the Company, its affiliates or subsidiaries conduct business or are actively planning to conduct business as of the Executive’s date of termination of employment) that competes or will compete in the United States and/or such other territories with the Company, its subsidiaries or affiliates (“Competitive Activities”) or any business that acquires all or substantially all of the assets of, or is otherwise a successor to, the Company (an “Other Employing Entity”);

(ii) while an employee of the Company and during the period ending on the 12-month anniversary of the Executive’s date of termination of employment, solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of, or other Person who performs services for the Company, any Other Employing Entity or any of their respective affiliates or subsidiaries to resign or leave the employ or engagement of the Company or any of their respective affiliates or otherwise hire, employ, engage or contract any such employee or Person, or any other Person who provided services to the Company or any of their respective affiliates during the six months prior to such hiring, employment, engagement or contracting, to perform services other than for the benefit of the Company, any Other Employing Entity or any of their respective affiliates or subsidiaries, in each case other than in the fulfillment of the Executive’s duties as CFO of the Company;

(iii) while an employee of the Company and during the period ending on the 12-month anniversary of the Executive’s date of termination of employment, solicit, entice, encourage, influence, accept payment from, or provide services to, or attempt to solicit, entice, encourage, influence or accept payment from, or assist any other Person, firm or corporation, directly or indirectly, in the solicitation of or providing services to, any Client (as defined below) or any Prospective Client (as defined below), or to alter, reduce or terminate its business relationship with the Company or any of their respective affiliates for the direct or indirect benefit of any competitor of the Company, any Other Employing Entity or any of their respective affiliates or subsidiaries, in each case other than in the fulfillment of the Executive’s duties as CFO of the Company;

(iv) For purposes of this Agreement, “Client” means a Person to whom the Company, its subsidiaries or affiliates sold goods or provided services, and with whom the Executive had contacts, dealings or client relationship responsibilities (either directly or indirectly through supervising other employees who had such responsibilities or otherwise in the course of performing the duties and responsibilities associated with his position) on behalf of the Company, any Other Employing Entity or any of their respective affiliates or subsidiaries, at any time while the Executive is employed by the Company (the “Look Back Period”) (but if the Executive is not employed by the Company at the time of any activity described in Sections 7(a)(iii) and 7(a)(iv), then the Look Back Period will not be longer than one year prior to the Executive’s last day of employment), and “Prospective Client” shall mean those Persons (A) that the Company is actively soliciting or is planning to solicit; or (B) with whom the Executive has met or with respect to which the Executive has obtained Confidential Information in the course of or as a result of his performance of his duties to the Company. “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

(b) Notwithstanding Section 7(a), it shall not constitute a violation of Section 7(a) for the Executive to hold not more than two percent (2%) of the outstanding securities of any class of any publicly traded securities of a company that is engaged in Competitive Activities.

(c) The restrictive periods set forth in the Section 7(a) shall be deemed automatically extended by any period in which the Executive is in violation of any of the provisions of Section 7(a), to the extent permitted by law.

(d) If a final and non-appealable judicial determination is made by a court of competent jurisdiction that any of the provisions of this Section 7 constitutes an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of this Section 7 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction (and such court shall have the power to reduce the duration or restrict or redefine the geographic scope of such provision and to enforce such provision as so reduced, restricted or redefined).

(e) Moreover, and without limiting the generality of Section 13, notwithstanding the fact that any provision of this Section 7 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of the Executive’s breach of any such provision.

8. Nondisclosure of Confidential Information.

(a) The Executive acknowledges that the Confidential Information obtained by Executive while employed hereunder by the Company and its affiliates is the property of the Company or its affiliates, as applicable. Therefore, the Executive agrees that Executive shall not, disclose, share, transfer or provide access to any unauthorized Person or use for Executive’s own purposes or any unauthorized Person any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions in violation of this Agreement; provided, however, that if the Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogatories, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (A) the Executive shall, unless prohibited by law, promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, the Executive shall disclose only that portion of the Confidential Information which is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (C) to the extent allowed by applicable law, the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b) For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company and its affiliates, or any funds or accounts managed by the foregoing, including, without limitation, all business information (whether or not in written form) which relates to the Company, its affiliates, or any funds or accounts managed by the foregoing, or their investors, customers, suppliers or contractors or any other third parties in respect of which the Company or any of its affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of the Executive’s breach of this Agreement, including, but not limited to, technical information or reports; brand names, trademarks, formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer or investor lists; customer buying records and habits; product sales records and documents and product development; marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans or any analyses or plans relating to the acquisition, disposition or development of businesses, securities or assets of the Company or its affiliates; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts and supplier lists. Without limiting the foregoing, the Executive agrees to keep confidential the existence of, and any information concerning, any dispute between the Executive and the Company or their respective subsidiaries and affiliates, except that the Executive may disclose information concerning such dispute to the court or arbitrator that is considering such dispute or to their respective legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(c) Except as set forth otherwise in this Agreement, the Executive agrees that the Executive shall not disclose the terms of this Agreement, except to the Executive’s immediate family and the Executive’s financial and legal advisors, or if previously disclosed by the Company in any public filing, or as may be required by law or ordered by a court or applicable under Section 12 of this Agreement. The Executive further agrees that any disclosure to Executive’s financial and legal advisors will only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

(d) The Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or its affiliates, any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

(e) [intentionally omitted.]

9. Return of Materials. All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including financial and other information and lists of customers, suppliers, products and prices) pertaining to the Company or to any of its direct or indirect affiliates which may come into the possession or control of the Executive shall at all times remain the property of the Company or such affiliate, as the case may be. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to immediately return all such property of the Company or its direct or indirect affiliates in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make, for his personal or business use or that of any other person, reproductions or copies of any such property or other property of the Company or of any of its direct or indirect affiliates.

10. Intellectual Property Rights.

(a) The Executive agrees that the results and proceeds of Executive’s employment by the Company or its subsidiaries or affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, track record, designs, developments, innovations, analyses, reports, techniques, formulas, methods, developmental or experimental work or programs,) resulting from services performed while employed hereunder by the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Board, any of its subsidiaries or affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Board determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its subsidiaries or affiliates) under the immediately preceding sentence, then the Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Board, any of its subsidiaries or affiliates), and the Company or such subsidiaries or affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Board or such subsidiaries or affiliates without any further payment to the Executive whatsoever. As to any Invention that the Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention. The Executive hereby waives and quit claims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

11. Non-Disparagement. During the Executive’s employment with the Company and thereafter, Executive agrees not to make, publish or communicate at any time to any individual or entity, including, but not limited to, customers, clients and investors of the Company, its affiliates any Disparaging (defined below) remarks, comments or statements concerning the Company, its affiliates, or any of their respective present and former members, partners, directors, officers, employees or agents. The Company shall instruct its senior officers and directors not to make any Disparaging remarks concerning the Executive. For the purposes of this Section 11, “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged. Notwithstanding the foregoing, this Section 11 does not apply to (i) any truthful testimony, pleading or sworn statements in any legal proceeding; (ii) attorney-client communications; or (iii) any communications with a government or regulatory agency, and further, it shall not be construed to prevent the Executive from filing a charge with the Equal Employment Opportunity Commission or a comparable state or local agency. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the United States Congress, any state legislative and executive agency, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

12. Notification of Employment or Service Provider Relationship. The Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 7, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered to the Board not later than seven days prior to the date on which Executive is scheduled to commence such employment or engagement.

13. Remedies and Injunctive Relief. The Executive acknowledges that a violation by Executive of any of the covenants contained in Section 7, 8, 9, 10 or 11 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company may be entitled (without the necessity of showing economic loss or other actual damage and without the requirement to post a bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 7, 8, 9, 10 or 11 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

14. Representations of Executive; Advice of Counsel.

(a) The Executive represents, warrants and covenants that as of the date hereof and as of the Commencement Date: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder; (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder; and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject. Any breach of these representations shall be grounds for a for Cause termination.

(b) Prior to execution of this Agreement, the Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. The Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

(c) Cooperation. The Executive agrees that during and after his employment with the Company, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, the Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Company’s or its affiliates’ current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during the Executive’s employment hereunder by the Company as to which the Executive may have relevant information (including, but not limited to, furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided, that, with respect to such cooperation, the Company shall reimburse the Executive for expenses, including legal fees, reasonably incurred in connection therewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with the Executive’s business or personal affairs.

15. Miscellaneous.

(a) Validity and Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable in any jurisdiction, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement.

(b) Binding Effect. This Agreement shall be binding on and inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company’s stock, a merger, consolidation or reorganization involving the Company or a sale of the assets of the business of the Company (or portion thereof) in which the Executive performs a majority of his services. This Agreement shall also inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives.

(c) Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of the business assets with respect to which the Executive is performing a majority of his services at any such time.

(d) Entire Agreement. This Agreement and the exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive’s employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(e) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(f) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed; provided, that a refusal by a party to accept delivery shall constitute receipt. Notices shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

c/o Rubicon Technologies Holdings, LLC

950 E Paces Ferry Rd NE Suite 2165

Atlanta, GA

With a copy to (which shall not constitute notice):

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, TX 77002

Attn: Louis Savage

Email: lsavage@winston.com

If to the Executive:

To Executive’s most recent address on the payroll records.

(g) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

(h) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j) No Construction against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

(k) Clawback. The Executive acknowledges that to the extent required by applicable law or written company policy adopted to implement the requirements of such law (including, without limitation, Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), the Bonus and other incentive compensation (including equity compensation) shall be subject to any required clawback, forfeiture, recoupment or similar requirement.

(l) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(m) Governing Law; Venue; Arbitration. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof. Each of the parties hereto irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings arising out of or relating to Section 7 or 8 of this Agreement (a “Proceeding”) shall be heard and determined in a Delaware state or a federal court sitting in Wilmington, Delaware, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Proceeding. Each of the parties hereto irrevocably waives any objection to the laying of venue of any such Proceeding brought in any such court and irrevocably waives any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto irrevocably and unconditionally agrees (i) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party in accordance with Section 15(f) and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

Any controversy or claim arising out of or related to any provision of this Agreement other than Section 7 or 8 of this Agreement shall be settled by final, binding and non-appealable arbitration in Wilmington, Delaware by a single arbitrator. Subject to the following provisions, the arbitration shall be conducted in accordance with the applicable rules of JAMS then in effect. The arbitration shall be a confidential proceeding, closed to the general public. The fact that there is a dispute between the parties that is the subject of an arbitration and any facts relating thereto shall be confidential to the same extent. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including reasonable attorneys’ fees and expenses) and shall share the fees of JAMS and the arbitrator, if applicable, equally.

(n) Section 409A of the Code.

(i) Compliance. The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to that end. The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Notwithstanding the foregoing, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(ii) Six-Month Delay for Specified Employees. If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six months plus one day after the Executive’s date of termination or, if earlier, the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii) Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(iv) Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(v) Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(vi) Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set his hand as of the day and year below:

Eric Bauer		Rubicon Technologies Holdings, LLC

/s/ Eric Bauer		By:	/s/ Osman Ahmed
		Title:	Interim Chief Executive Officer

Date Signed:	12/12/2024 | 5:32 AM EST	Date Signed:	12/12/2024 | 4:45 AM EST

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